Exhibit 99.1

News from Xerox Holdings Corporation
Xerox Holdings Corporation 201 Merritt 7 Norwalk, CT 06851-1056 tel +1-203-968-3000

Xerox Closes Transactions with FUJIFILM

Norwalk, Conn., Nov. 8, 2019 – Xerox Holdings Corporation (NYSE: XRX) announced today that it has closed its previously announced transactions with FUJIFILM Holdings Corporation, which included:

•	Sale of Xerox’s 25% stake in Fuji Xerox Co., Ltd. (FX) to a subsidiary of FUJIFILM;
•	Modified sourcing terms for future product programs that will ensure Xerox’s product supply continuity;
•

Sale to an affiliate of FX of Xerox’s 51% stake in Xerox International Partners (XIP), an OEM joint venture between Xerox and FX, which, together with the grant of a new IP license, will allow FX to OEM certain products (such as printer engines) to named parties that are existing customers of XIP on a worldwide basis in exchange for a fixed royalty; and

•	Dismissal of the $1 billion lawsuit FUJIFILM filed against Xerox after last year’s terminated merger.

Total after-tax proceeds to Xerox from the transactions, which included accrued but unpaid dividends through closing, are approximately $2.3 billion. Xerox expects to use the proceeds opportunistically to pursue accretive M&A in core and adjacent industries, return capital to shareholders and pay down its $554 million December 2019 debt maturity.

Xerox expects to provide updated 2019 guidance by early December 2019 that incorporates the impact of the transactions.

King & Spalding LLP acted as legal counsel to Xerox in connection with the transactions.

About Xerox

In the era of intelligent work, we’re not just thinking about the future, we’re making it. Xerox Holdings Corporation is a technology leader focused on the intersection of digital and physical. We use automation and next-generation personalization to redefine productivity, drive growth and make the world more secure. Every day, our innovative technologies and intelligent work solutions—Powered by Xerox®—help people communicate and work better. Discover more at www.xerox.com and follow us on Twitter at @Xerox.

Forward-Looking Statements

This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “targeting”, “projecting”, “driving” and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to the factors set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Corporation’s 2018 Annual Report on Form 10-K, as well as in Xerox Corporation’s and Xerox Holdings Corporation’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. These forward-looking statements speak only as of the date of this release or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

-XXX-

Media Contact:

Caroline Gransee-Linsey, Xerox, +1-203-849-2359, Caroline.Gransee-Linsey@xerox.com

Investor Contact:

Ann Pettrone, Xerox, +1-203-849-2590, Ann.Pettrone@xerox.com

Note: Xerox® and Powered by Xerox® are trademarks of Xerox in the United States and/or other countries.

2